   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2000
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         HOMESEEKERS.COM, INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

            NEVADA                                                 87-0397464
 (State or Other Jurisdiction                                   (I.R.S. Employer
              of                                              Identification No.)
Incorporation or Organization)

                         6490 SOUTH MCCARRAN BOULEVARD
                                   SUITE D-28
                               RENO, NEVADA 89509
                                 (775) 827-6886
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)

                      GREGORY L. COSTLEY, CHAIRMAN AND CEO
                         HOMESEEKERS.COM, INCORPORATED
                   6490 SOUTH MCCARRAN BOULEVARD, SUITE D-28
                               RENO, NEVADA 89509
                                 (775) 827-6886
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:
                            TIMOTHY J. MELTON, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              77 WEST WACKER DRIVE
                          CHICAGO, ILLINOIS 60601-1692
                                 (312) 782-3939
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF SHARES              AMOUNT TO         OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
      TO BE REGISTERED          BE REGISTERED(1)          SHARE(2)               PRICE            REGISTRATION FEE
Common Stock, par value
  $.001 per share (3).......       2,758,172              $0.7031            $1,939,270.73            $511.97

(1) The shares of common stock being registered hereunder are being registered for resale by the selling shareholders named in the prospectus and consist of an aggregate of 1,378,172 shares of outstanding common stock the selling shareholders own outright and an aggregate of 1,380,000 shares issuable to the selling shareholders upon exercise of outstanding warrants.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (g) based on the average of the high and low prices on the Nasdaq SmallCap Market on December 8, 2000.
(3) Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the warrants.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IF NOT PERMITTED.

     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED DECEMBER 11, 2000

                         HOMESEEKERS.COM, INCORPORATED
                                2,758,172 SHARES
                                  COMMON STOCK

    This prospectus relates to the proposed sale of 2,758,172 shares of common stock of HomeSeekers.com, Incorporated by certain selling shareholders, of which 1,380,000 shares are underlying warrants. The selling shareholders acquired their shares in transactions not involving a public offering. We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the proceeds from the cash exercise of any warrants.

    The selling shareholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or privately negotiated transactions.

    HomeSeekers is a Nevada corporation and its principal executive offices are located at 6949 S. McCarran Boulevard, Suite D-28, Reno, Nevada 89509, telephone number (775) 827-6886. Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "HMSK." On December 8, 2000, the closing price for our common stock was $0.7188 per share.

                            ------------------------

    See "Risk Factors" beginning on page 2 of this prospectus for various risks you should consider before you purchase any shares of our common stock.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is            , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
RISK FACTORS................................................      2

FORWARD-LOOKING INFORMATION.................................     12

ABOUT HOMESEEKERS...........................................     13

USE OF PROCEEDS.............................................     13

SELLING SECURITY HOLDERS....................................     14

PLAN OF DISTRIBUTION........................................     15

DESCRIPTION OF CAPITAL STOCK................................     16

LEGAL MATTERS...............................................     19

EXPERTS.....................................................     19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........     19

WHERE YOU CAN FIND MORE INFORMATION.........................     20

INDEMNIFICATION.............................................     21

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                  INVESTING IN OUR COMMON STOCK MAY EXPOSE YOU
                TO THE FOLLOWING RISKS INHERENT IN OUR BUSINESS.

    THE REPORT OF OUR INDEPENDENT AUDITORS EXPRESSES SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN.

    Because of our significant operating losses, accumulated deficit and uncertainty as to our ability to secure additional financing, the report of our independent auditors on our consolidated financial statements for the year ended June 30, 2000 contained an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern. This uncertainty is further discussed in note 2 of the notes to our consolidated financial statements, which are incorporated by reference from our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000.

    WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

    Our operations to date have consumed substantial amounts of capital. Our business is capital intensive, particularly with respect to product development costs associated with the design and creation of software products. Accordingly, it is imperative that we complete a significant financing in the near future to fund our operations and allow us to continue as a going concern. Public or private financing may not be available when needed or may not be available on terms favorable or acceptable to us, if at all. If we are unable to obtain additional financing in the near future, or it is not available on acceptable terms, we will be unable to implement any operating plans or meet our operating obligations. Should this occur, we would likely cease operations.

    WE CURRENTLY ARE NOT PROFITABLE AND MAY RECORD SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE.

    We incurred a net loss of $8.7 million for the quarter ended September 30, 2000 and a net loss of $25.0 million for the year ended June 30, 2000, and had an accumulated deficit as of September 30, 2000 of $49.6 million. We may record significantly greater net losses in the future, as we expect to incur significant expenses in the foreseeable future. These expenses will include product development expenses, sales and marketing costs, general and administrative expenses and amortization of purchased intangible assets. There can be no assurance that we will achieve sufficient additional revenues to offset anticipated operating and acquisition costs. We will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with our product development activities and our sales and marketing infrastructure development. We may never achieve profitability. If we fail to achieve profitability or sustain or increase profitability if we achieve it, our business, operating results and financial condition will be materially harmed and we could be forced to cease operations.

    MARKET COMPETITION AMONG OUR EXISTING AND POTENTIAL COMPETITORS MAY ADVERSELY AFFECT OUR BUSINESS.

    The market for on-line real estate content and e-commerce providers is rapidly evolving and highly competitive, and we expect competition to intensify in the future. Our failure to maintain and enhance our competitive position could seriously harm our business. The technological and other requirements to remain competitive are changing continually, and we must be able to respond to changes in the industry in order to remain competitive. Our competitors vary in size and in the scope and breadth of products and services they offer.

    Our principal competitors for real estate professionals, homebuyers, sellers and renters and related content include:

    - Websites offering real estate listings together with other related services, such as homestore.com, Apartments.com, CyberHomes, HomeHunter.com, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

    - Websites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

    - general purpose consumer Websites such as AltaVista and Yahoo! that also offer real estate-related content on their site; and

    - traditional print media such as newspapers and magazines.

    Our principal competitors for advertising revenues include:

    - Web portals and other general purpose consumer Websites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

    - online ventures of traditional media and classified advertising services offered through daily and other newspapers' Websites; and

    - traditional media such as newspapers, magazines and television.

    The barriers to entry for Web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do, and thus could respond more quickly to changing opportunities, technology and consumer demands. Also, some of our current and potential competitors have better name recognition and more extensive customer bases that may allow them to gain additional market share to our detriment. These competitors may be able to undertake more extensive promotional activities and adopt more competitive pricing policies for advertising and goods and services than we can. In addition, our competitors, especially those with greater resources than we have, could significantly enhance their product offerings by developing improved technology solutions or offering daily updates of listings. This could significantly reduce or eliminate any competitive advantage we currently might have and, accordingly, could significantly harm our business.

    Competitive pressures may make it difficult for us to acquire market share. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current and future competitors, our business and prospects will be seriously harmed.

    WE MUST CONTINUE TO OBTAIN LISTINGS FROM REAL ESTATE AGENTS, BROKERS, HOMEBUILDERS, MULTIPLE LISTING SERVICES AND PROPERTY OWNERS.

    We believe that our success depends in large part on the number of real estate listings received from agents, brokers, homebuilders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings have fixed terms, typically 12 to 30 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us and may choose to provide this information to one or more of our competitors instead. In addition, some of these providers of listings may choose to provide their listings to one or more of our competitors on an exclusive basis. In particular, at least one of our competitors has entered into exclusive listing arrangements with a significant number of MLSs. In order for us to display listings covered by these arrangements, we seek to obtain the consent of the individual brokers who provide these listings to the MLSs. Accordingly, these listings can be more difficult to obtain and involve more recruiting costs to acquire them. Our use of these listings could potentially subject us to claims by the parties to these exclusive listing arrangements. If our competitors are successful in increasing the number of exclusive listing arrangements with MLSs or large groups of brokers, we may be limited in the number of listings we are able to display on our Website and our business may be harmed. We have expended significant amounts to secure agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our Website could become less attractive to other real estate industry participants or consumers.

    OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

    Our results of operations could vary significantly from quarter to quarter. In the near term, we expect to be substantially dependent on sales of our advertising products and services. We also expect to incur significant sales and marketing expenses to promote our brand and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of persons purchasing advertising products and services as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we may not be able to reduce our spending rapidly in response to the shortfall.

    Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

    - the amount of advertising sold on our Website and the timing of payments for this advertising;

    - the level of renewals for our advertising products and services by real estate agents and brokers;

    - the amount and timing of our operating expenses and capital expenditures;

    - costs related to acquisitions of businesses or technologies;

    - changes in the mix of products and services we sell; and

    - increased sales, marketing, administrative and research and development expenses.

    Our quarterly revenues increased 78% from the quarter ended September 30, 1999 to the quarter ended December 31, 1999, 32% from the quarter ended
December 31, 1999 to the quarter ended March 31, 2000, 8% from the quarter ended March 31, 2000 to the quarter ended June 30, 2000, and 20% from the quarter ended June 30, 2000 to the quarter ended September 30, 2000. We do not believe that these rates of growth are indicative of future growth in revenues, if any, that we can expect in the future. Accordingly, we believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely on these comparisons as an indication of our future performance. Our operating results may fall below the expectations of investors. In this event, the market price of our common stock would likely fall.

    OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED.

    We believe that broader recognition and a favorable consumer perception of the HomeSeekers.com brand are essential to our future success. Successful positioning of the HomeSeekers.com brand will largely depend on the success of our advertising, marketing and promotion efforts and our ability to continue to provide high quality real estate content. We intend to pursue an aggressive brand development strategy, which will include substantially larger advertising, marketing and promotional programs than those historically undertaken by us. These initiatives will involve significant expense. If our brand development strategy is unsuccessful, these expenses may never be recovered and we may never be able to generate a profit.

    IT IS IMPORTANT TO OUR SUCCESS THAT WE SUPPORT OUR REAL ESTATE PROFESSIONAL CUSTOMERS.

    Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, these customers could choose to discontinue using our service.

    BECAUSE WE HAVE EXPANDED OUR OPERATIONS, OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MANAGE OUR GROWTH.

    We have experienced, and may continue to experience, periods of rapid growth that strain our administrative, financial and operational resources. Our ability to manage any staff and facilities growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to hire, train and retain qualified systems engineers and consultants to implement these services or are unable to manage the post-sales process effectively, our ability to attract repeat sales or provide references could be materially adversely affected, thereby limiting our growth opportunities. If our management is unable to manage growth effectively, which would happen if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve adequate performance levels, our business, financial condition and results of operations would be adversely affected.

    OUR BUSINESS OPERATIONS DEPEND ON THE CONTINUING CONTRIBUTION OF OUR KEY PERSONNEL.

    Our future success depends to a significant extent on the continued service of our key technical and senior management personnel. Loss of the services of any of Gregory Costley, our Chairman of the Board and Chief Executive Officer, John Giaimo, our President and Chief Operating Officer, Douglas Swanson, our Executive Vice President, Greg Johnson, our Chief Technology Officer, or Dennis Gauger, our Chief Financial Officer, could have an adverse effect on our business, financial condition and results of operations.

    Mr. Costley joined us in August 1999. Mr. Gauger joined us in May 2000 on an interim, part-time basis and became our full-time Chief Financial Officer in October 2000. As a result, our senior management does not have a history of working together as a team. Failure to maintain an effective team of senior managers would adversely affect the operation of our business.

    WE MUST ATTRACT AND RETAIN PERSONNEL WHILE COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE.

    We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition among companies in the Internet industry for qualified employees. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, financial condition and results of operations will be adversely affected.

    WE NEED TO CONTINUE TO DEVELOP OUR CONTENT AND OUR PRODUCT AND SERVICE OFFERINGS.

    To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our Website. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology. Developing and integrating new products, services or technologies into our Website could be expensive and time consuming. For example, we may experience difficulties in integrating, or be unable to integrate, the technologies that we recently acquired from Terradatum with our MLS 2000 product to create an enhanced product for MLS data handling solutions. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies or, in order to do so, we may incur substantial expenses.

    OUR RECENT ACQUISITIONS AND ANY FUTURE ACQUISITIONS MAY RESULT IN OUR NOT ACHIEVING THE DESIRED BENEFITS OF THE TRANSACTION. RISKS RELATED TO OUR ACQUISITIONS INCLUDE:

    - addition of significant additional expenses;

    - difficulties in assimilating the operations of the acquired businesses;

    - potential disruption of our existing businesses;

    - assumption of unknown liabilities and litigation;

    - our inability to integrate, train, retain and motivate personnel of the acquired businesses;

    - diversion of our management from our day-to-day operations;

    - our inability to incorporate acquired products, services and technologies successfully into our products;

    - potential impairment of relationships with our employees, customers and strategic partners; and

    - inability to maintain uniform standards, controls procedures and policies.

    Our inability to successfully address any of these risks could adversely affect our business, financial condition and results of operations.

    WE DEPEND ON THIRD-PARTY RELATIONSHIPS, MANY OF WHICH ARE SHORT-TERM OR TERMINABLE, TO GENERATE ADVERTISING AND PROVIDE US WITH CONTENT.

    We depend, and will continue to depend, on a number of third-party relationships to increase traffic on HomeSeekers.com and thereby generate advertising and other revenues. Outside parties on which we depend include unrelated Website operators that provide links to HomeSeekers.com and providers of real estate content. Many of our relationships with third-party Websites and other third-party service providers are not exclusive and are short-term or may be terminated at the convenience of either party. We cannot assure you that third parties regard our relationship with them as important to their respective businesses and operations. They may reassess their commitment to us at any time in the future and may develop their own competitive services or products.

    We cannot assure you that we will be able to maintain relationships with third parties that supply us with content or related products or services that are crucial to our success, or that such content, products or services will be able to sustain any third-party claims or rights against their use. Also, we cannot assure you that the content, products or services of those companies that provide access or links to our Website will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.

    OUR SUCCESS IS DEPENDENT UPON THE INTELLECTUAL PROPERTY THAT WE USE IN OUR BUSINESS.

    We regard our Internet domain name, copyrights, service marks, trademarks, trade secrets and similar intellectual property that we use in our business as critical to our success. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures, contractual provisions and license and other agreements with employees, customers and others to protect our intellectual property rights. In addition, we may also rely on the third party owners of the intellectual property rights we license to protect those rights. Effective Internet domain name, copyright, service mark, trademark and trade secret protection may not be available in every country in which our products and services are made available online. The steps taken by us and other third parties to protect our intellectual property rights may not be adequate, and third parties may infringe upon or misappropriate the intellectual property and similar proprietary rights used in our business, which could have an adverse effect on our business, financial condition and results of operations.

    We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights we use. The resolution of any infringement claims may result in lengthy and costly litigation. Moreover, resolution of a claim may require us to obtain a license to use those intellectual property rights or possibly to cease using those rights altogether. Any of those events could have a material adverse effect on our business, financial condition and results of operations.

    OUR INTERNATIONAL BUSINESS IS SUBJECT TO A NUMBER OF RISKS ASSOCIATED WITH DOING BUSINESS ABROAD.

    Although we have to date marketed our products and services to brokers, agents, and other real estate professionals located outside of North America on a limited basis, we intend to market our Website and products and services on a more extensive global basis. Our international business is subject to a number of risks generally associated with doing business abroad, including:

    - fluctuations in currency exchange rates, the impact of recessions in economies outside the United States and regulatory and political changes in foreign markets;

    - reduced protection for intellectual property rights in some countries; and

    - potential limits on use of some of our trademarks and licensed trademarks outside the United States.

    These factors could adversely affect our business, financial condition and results of operations. In addition, expansion into new international markets may present competitive challenges different from those we currently face. We cannot assure you that we will expand internationally or that any such expansion will result in profitable operations.

                INVESTORS IN OUR COMMON STOCK ARE SUBJECT TO THE
           FOLLOWING RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

    OUR BUSINESS IS DEPENDENT ON THE STRENGTH OF THE REAL ESTATE INDUSTRY, WHICH IS BOTH CYCLICAL AND SEASONAL.

    The real estate industry traditionally has been cyclical. Recently, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there typically is less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our Website and our advertising products and services. In addition, reduced traffic on our

Website would likely cause our advertising revenues to decline, which would adversely affect our business, financial condition and results of operations.

    We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, it is difficult for us to fully assess the impact of seasonal factors on our business. If we are unable to effectively manage our resources in anticipation of any seasonality of our revenues and the increased costs we may incur during periods of lower revenues, our business would be materially harmed.

    WE MAY PARTICULARLY BE AFFECTED BY GENERAL ECONOMIC CONDITIONS.

    Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

    - perceived and actual economic conditions;

    - interest rates;

    - taxation policies;

    - availability of credit;

    - employment levels; and

    - wage and salary levels.

    In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

    WE HAVE RISKS ASSOCIATED WITH CHANGING LEGISLATION IN THE REAL ESTATE INDUSTRY.

    Real estate is a heavily regulated industry in the U.S. These regulations include the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future that could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For example, we are limited in the criteria upon which we may base searches of our real estate listings and may not use criteria such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

                 THE FOLLOWING RISKS INHERENT IN DOING BUSINESS
             OVER THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS.

    WE DEPEND ON INCREASED USE OF THE INTERNET TO EXPAND OUR REAL ESTATE RELATED ADVERTISING PRODUCTS AND SERVICES.

    If the Internet fails to become a viable marketplace for real estate content, information and e-commerce, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information.

    IN ADDITION TO SELLING ADVERTISING PRODUCTS AND SERVICES TO REAL ESTATE PROFESSIONALS, WE DEPEND ON SELLING OTHER TYPES OF ADVERTISEMENTS ON OUR WEBSITE.

    Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our Website and products targeted at real estate professionals will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our Website and our ability to achieve and demonstrate demographic characteristics among the users of our Website and other products and services that are attractive to advertisers. Many potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of Internet advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to Webpages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

    GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES COULD AFFECT THE GROWTH OF THE INTERNET.

    A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

    Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

    OUR INABILITY TO SECURE AND PROTECT OUR INTERNET DOMAIN NAME MAY ADVERSELY AFFECT OUR BUSINESS OPERATION.

    The WWW.HOMESEEKERS.COM Internet domain name is our brand on the Internet. The acquisition and maintenance of Internet domain names generally is regulated by governmental agencies and their designees. Until recently, Network
Solutions, Inc. was the exclusive registrar for the ".com," ".net" and ".org" generic top-level Internet domains in the U.S. In April 1999, however, the Internet Corporation for Assigned Names and Numbers, or ICANN, a new global non-profit corporation formed to oversee a set of the Internet's core technical management functions, opened the market for registering Internet domain names to an initial group of five companies. Network Solutions, Inc. still maintains the registry containing all the registrations in the generic top-level Internet domains. The market for registering these Internet domain names in the U.S. and in foreign countries is expected to undergo further changes in the near future. We expect the requirements for registering Internet domain names also to be affected. The relationship between regulations governing Internet domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring Internet domain names that are similar to, infringe upon or otherwise decrease the value of our Internet domain name, the trademarks and other intellectual property rights used by us and we may need to protect our rights through litigation. If we are unable to adequately protect our Internet domain name, our trademarks and other intellectual property rights or incur substantial costs in doing so, it could have an adverse effect on our business, financial condition and results of operations.

    WE DEPEND ON CONTINUED IMPROVEMENTS TO OUR COMPUTER NETWORK AND THE INFRASTRUCTURE OF THE INTERNET.

    Any failure of our computer systems that causes interruption or slower response time of our Website or services could result in a smaller number of users of our Website or the Websites and Webpages that we host for real estate professionals. If sustained or repeated, these performance issues could reduce the attractiveness of our Website to consumers and our advertising products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our Website traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We expect that we will incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

    Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

    OUR INTERNAL NETWORK INFRASTRUCTURE COULD BE DISRUPTED.

    Our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our facilities in Brea, California and Minden, Nevada. Our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires and general business interruptions, the amount of coverage may not be adequate in any particular case.

    Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. Although we have not experienced any material security breaches to date, a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

    WE COULD FACE LIABILITY FOR INFORMATION ON OUR WEBSITE AND FOR PRODUCTS AND SERVICES SOLD OVER THE INTERNET.

    We provide third-party content on our Website, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to Websites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those Websites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

    We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our

Website. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

    Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

                   PURCHASERS OF OUR COMMON STOCK ARE SUBJECT
            TO THE FOLLOWING RISKS ASSOCIATED WITH OUR COMMON STOCK.

    HOLDERS OF, AND INVESTORS IN, OUR COMMON STOCK MAY EXPERIENCE SUBSTANTIAL DILUTION BECAUSE WE COULD BE OBLIGATED TO ISSUE ADDITIONAL SHARES IN CONNECTION WITH PREVIOUSLY COMPLETED ACQUISITIONS.

    We may be required to issue additional shares of common stock to the previous owners of companies and businesses that we have acquired since September 1999. The definitive agreements relating to these acquisitions require us to issue additional shares if the trading price of our common stock remains below agreed upon levels for specified periods or if operating results of the businesses acquired reach certain levels. At current trading prices, we could be obligated to issue up to an additional 6,300,000 shares of common stock to the previous owners on dates ranging from December 2000 through July 2002. This would cause holders of our common stock to experience substantial dilution. In addition, holders may experience further dilution upon exercise of outstanding options and warrants and other derivative securities we may grant in the future.

    A SUBSTANTIAL NUMBER OF OUR SHARES ARE AVAILABLE FOR SALE IN THE PUBLIC MARKET AND SALES OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of a substantial number of shares of common stock into the public market, or the perception that those sales could occur, could adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities.

    THE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE BECAUSE THE MARKET FOR INTERNET-RELATED AND TECHNOLOGY COMPANIES IN PARTICULAR HAS BEEN HIGHLY VOLATILE.

    Investors may not be able to resell their shares of common stock following periods of volatility because the market reacts adversely to volatility. The trading prices of many technology and Internet-related companies' stocks reached historical highs within the last 52 weeks and reflect relative valuations that are substantially above historical levels.

    During the same period, these companies' stocks also have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that we can sustain our common stock's trading price.

    Many of the factors that might cause volatility in the market price of our common stock are beyond our control. These factors may materially and adversely affect the market price of our common stock, regardless of how we operate.

    WE COULD BE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY AND BECOME SUBJECT TO SUBSTANTIAL REGULATION THAT WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS.

    We plan to invest any cash on hand in short-term government securities consistent with prudent cash management and not primarily for the purpose of achieving investment returns. We have also invested, and may continue to invest, in the securities of companies with whom we have strategic business relationships. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company

Act of 1940. In addition, the Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet various statistical tests regarding the composition of their assets and the sources of their income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

    If we are required to register as an investment company pursuant to the Investment Company Act, we would be subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, financial condition and results of operations.

    WE MAY BE LIABLE FOR PRIOR FAILURES TO REGISTER SECURITIES IN A TIMELY
MANNER.

    We have, from time to time, issued securities in private offerings and in connection with business combination transactions and have agreed to register those securities for subsequent public sale. We have not met our obligation to timely register those securities. As a result, we may be liable to some of our securityholders, which could adversely affect our business, financial condition and results of operations. Some of these registration rights may require us to register securities in the future. It is possible that we may not meet those obligations, which would subject us to further liability and could adversely affect our business, financial condition and results of operations.

    ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE OF CONTROL.

    Provisions of our articles of incorporation and amended and restated bylaws and Nevada law, as well as provisions in our existing employment agreements with Gregory L. Costley, our Chairman of the Board and Chief Executive Officer, John Giaimo, our President and Chief Operating Officer, Doug Swanson, our Vice Chairman and Executive Vice President, Greg Johnson, our Chief Technology Officer, and Dennis Gauger, our Chief Financial Officer, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, BuySellBid.com has agreed not to vote its shares in favor of various business combination transactions unless that transaction has been approved by our board of directors.

    INVESTORS SHOULD NOT PURCHASE OUR COMMON STOCK WITH THE EXPECTATION OF RECEIVING CASH DIVIDENDS.

    We currently intend to retain any future earnings to fund operations and, as a result, do not expect to pay any cash dividends in the foreseeable future.

                          FORWARD-LOOKING INFORMATION

    Some of the statements contained in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. The forward-looking statements contained or incorporated by reference in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus and the documents incorporated herein by reference.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                               ABOUT HOMESEEKERS

    We are a provider of real estate information and technology targeted for use by real estate professionals, consumers and other parties who have an interest in the real estate industry. One of our major objectives is to enable professionals, through the use of our technology, to be better equipped to engage in real estate transactions with consumers, who, through the use of our products and services, can be better educated and prepared for such transactions.

                                USE OF PROCEEDS

    All shares of common stock being offered hereby will be sold by the selling shareholders for their own account. HomeSeekers will not receive any proceeds from such sales. However, we may receive up to $2,053,000 in the event all of the warrants are exercised. We cannot assure you that any warrantholders will exercise any of their warrants and that we will receive any proceeds from warrant exercises. We intend to use any proceeds received from the exercise of warrants for general corporate purposes, including funding working capital requirements.

                            SELLING SECURITY HOLDERS

    SECURITIES COVERED BY THIS PROSPECTUS

    This prospectus covers a total of 2,758,172 shares of our common stock. Of these shares, 1,358,672 shares were issued as additional consideration payable in connection with business acquisitions we completed in September 1999 and June 2000. As part of these transactions, we agreed to register the shares we issued.

    This prospectus includes 1,380,000 shares that may be issued in the event of the exercise of warrants, at exercise prices ranging from $0.66 per share to $3.00 per share. The warrants were issued for various business and investment-related purposes, in connection with which we agreed to register the shares issuable upon exercise of the warrants.

    STOCK OWNERSHIP

    The following table sets forth, as of the date of this prospectus, the name of each selling shareholder and the amount of shares of stock held directly or indirectly underlying the warrants owned by the selling shareholder at the date hereof. The table also shows the amount of shares of common stock being offered by the selling shareholder and the amount to be owned by the selling shareholder following the sale of such shares of common stock.

                                SHARES OWNED    SHARES AVAILABLE     SHARES      PERCENTAGE OF
                                PRIOR TO THIS   PURSUANT TO THIS   OWNED AFTER    CLASS AFTER      MATERIAL
SELLING SHAREHOLDER               OFFERING         PROSPECTUS       OFFERING       OFFERING      RELATIONSHIP
-------------------             -------------   ----------------   -----------   -------------   ------------
Alpenglow, Inc................      551,724           551,724              --           *            --
William Dan Biggs.............      296,274           220,500          75,774           *         Employee
Bruce Caico...................      105,988            45,988          60,000           *         Employee
eBay Inc......................    1,200,000         1,200,000              --           *            --
John Ferrara..................       66,411            29,411          37,000           *         Employee
Steven Hightower..............      403,933           259,000         144,933           *         Employee
Peter Krause..................      300,500           220,500          80,000           *         Employee
Pamela Johnston, Inc..........       30,000            30,000              --           *        Consultant
Robert Schaefer...............       26,202            26,202              --           *            --
Paul Schemmel.................       25,000            25,000              --           *        Consultant
Vikram Sharma.................       22,729             5,347          17,382           *            --
Mark Spraetz..................      559,854            19,500         540,354         2.1%        Employee
William Tommerlin.............      966,012           100,000         866,012         3.4%           --
Phil Worack...................       25,000            25,000              --           *        Consultant
                                  =========         =========       =========         ===         ==========
Total:........................    4,579,627         2,758,172       1,821,455         7.1%

------------------------

* Less than one percent.

    We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including but not limited to, all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses, including any underwriting discounts or commissions, associated with any sale by the selling shareholders.

    Beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. As of December 1, 2000, we believe that each person named in the table has sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by it.

    The selling shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may sell all, part or none of the shares of common stock listed above.

    Generally, only selling shareholders identified in the foregoing table who beneficially own the shares of common stock set forth opposite their respective names may sell such offered shares pursuant to the Registration Statement of which this prospectus forms a part. We may from time to time include additional selling shareholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq SmallCap Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods:

    (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    (d) face-to-face or other direct transactions between the selling shareholders and purchasers without a broker-dealer or other intermediary.

    In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and agents and any other participating broker-dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 might be sold under Rule 144 rather than pursuant to this prospectus.

    In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

    Information as to whether an underwriter(s) who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus.

Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such dealer or broker.

    We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

    It is anticipated that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

    Except as specifically set forth herein, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                          DESCRIPTION OF CAPITAL STOCK

    GENERAL

    Our authorized capital stock consists of 50,000,000 shares of common stock, 5,000,000 shares of Class A preferred stock, par value $.001 per share, and 200,000 shares of Class B preferred stock, par value $10.00 per share. As of December 5, 2000, 25,722,621 shares of common stock were issued and outstanding and no shares of Class A preferred stock or Class B preferred stock were issued and outstanding.

    The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board's ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our articles of incorporation and bylaws for additional information.

COMMON STOCK

    Subject to the dividend rights of the holders of preferred stock, holders of shares of our common stock are entitled to share ratably in any dividends that may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in all of our assets available for distribution to holders of common stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock.

    Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors standing for election if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any directors. Our bylaws provide that only a majority of the issued and outstanding shares of capital stock entitled to vote need be represented to constitute a quorum and to transact business at any meeting of stockholders. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us. All of the outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority, within the limitations and restrictions stated in our articles of incorporation, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock. At present, we have no plans to issue preferred stock.

STOCK OPTIONS

    As of December 5, 2000:

    - options to purchase a total of 6,737,890 shares of common stock were outstanding, 5,056,788 of which were vested and exercisable within 60 days, at a weighted average exercise price of $3.45 per share; and

    - up to 3,774,125 additional shares of common stock may be issued under our Amended and Restated 1996 Stock Option Plan (as amended).

WARRANTS

    As of December 5, 2000, there were outstanding warrants to purchase a total of 4,816,039 shares of common stock at a weighted average exercise price of $3.40 per share.

    ANTI-TAKEOVER EFFECTS OF NEVADA LAW AND SOME PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

    Some provisions of our articles of incorporation and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. Our board of directors is divided into two classes serving staggered two-year terms. As a result, approximately one-half of the board of directors will be elected each year. These provisions, when coupled with the provisions of our articles of incorporation and bylaws authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    CUMULATIVE VOTING. Our articles of incorporation expressly deny stockholders the right to cumulate votes in the election of directors.

    SPECIAL MEETING OF STOCKHOLDERS. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    AMENDMENTS. The Nevada General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws.

    SECTION 78.438 OF THE NEVADA GENERAL CORPORATION LAW. Section 78.438 of the Nevada General Corporation Law regulates a wide range of "Combinations" between a resident domestic corporation that has 200 or more stockholders and the beneficial owner (or an affiliate of that beneficial owner) of 10% or more of the voting power of the outstanding voting shares of the corporation, who is considered to be an "Interested Stockholder." Combinations are broadly defined to include, among other things,

    - mergers or consolidations with,

    - sales, leases, mortgages, pledges or other dispositions of assets having a market value of 5% or more of the market value of the corporation's assets or outstanding shares, or representing 10% or more of the corporation's earning power or net income, to,

    - various transactions resulting in the issuance or transfer of any shares having a market value equal to 5% or more of the market value of all outstanding shares of the corporation to,

    - the adoption of a plan or proposal of the liquidation or dissolution of that corporation proposed by,

    - various transactions that would result in increasing the proportionate share of shares of the corporation owned by, or

    - the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by, an Interested Stockholder.

    Section 78.438 provides that an Interested Stockholder may not engage in a Combination with the corporation for a period of three years from the date of becoming an Interested Stockholder unless, prior to the date on which the Interested Stockholder becomes an Interested Stockholder, the

Combination or the purchase of shares by the Interested Stockholder resulting in 10% ownership is approved by the board of directors of that corporation. Following the expiration of the three-year period, a Combination with an Interested Stockholder is permitted if the Combination meets all the requirements specified in the articles of incorporation of the corporation and either (i)(A) the board of directors of the corporation approves, prior to that person becoming an Interested Stockholder, the Combination or the purchase of shares by the Interested Stockholder resulting in 10% ownership and (B) the Combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the Interested Stockholder became an Interested Stockholder or (ii)(A) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of stock meets the minimum requirements set forth in Sections 78.441 through 78.443, inclusive, of the Nevada General Corporation Law and (B) prior to the consummation of the Combination, except in limited circumstances, the Interested Stockholder will not have become the beneficial owner of additional voting shares of the corporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our securities is Atlas Stock Transfer Company. Its address is 5899 South State Street, Salt Lake City, Utah 84107, and its telephone number at that location is (801) 266-7151.

                                 LEGAL MATTERS

    The validity of the securities offered by this prospectus will be passed upon for HomeSeekers by Jenkins & Carter, Reno, Nevada. Jones, Day, Reavis & Pogue, Chicago, Illinois and Cleveland, Ohio, from time to time acts as counsel for HomeSeekers and its subsidiaries.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at June 30, 2000 and for the year then ended, included in our Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended June 30, 2000, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Our financial statements as of June 30, 1999 and for the year then ended included in our Annual Report on Form 10-KSB and Form 10-KSB/A (Amendment
No. 1) for the year ended June 30, 2000 have been incorporated by reference herein in reliance upon the report of Albright, Persing & Associates, Limited, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under

Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities. The documents we incorporate by reference are:

    - our quarterly report on Form 10-Q for the quarter ended September 30, 2000;

    - our annual report on Form 10-KSB for the year ended June 30, 2000 (as amended on October 30, 2000);

    - our current reports on Form 8-K filed with the Securities and Exchange Commission on August 7, 2000 (as amended on October 6, 2000) and October 6, 2000; and

    - the description of our common stock contained in Amendment No. 3 to our registration statement on Form 10-SB, Commission File No. 000-23835, as filed with the Securities and Exchange Commission on October 6, 1998.

    You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

                         HomeSeekers.com, Incorporated
                         6490 South McCarran Boulevard
                                   Suite D-28
                               Reno, Nevada 89509
                       Attention: Chief Financial Officer
                                 (775) 827-6886

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell Securities if it is accompanied by a prospectus supplement. We are only offering these Securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Website that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Market under the trading symbol "HMSK," and you can obtain information about us at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the Securities. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Website.

                                INDEMNIFICATION

    The Nevada General Corporation Law allows a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation. In addition, a Nevada corporation may indemnify against expenses, including attorney's fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

    In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

    The Nevada General Corporation Law further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorneys' fees, actually and reasonably incurred by him or her.

    Our bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent authorized by the Nevada Revised Statutes, subject to very limited exceptions;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise required by law, our articles of incorporation, our bylaws or other agreements; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by the Nevada Revised Statutes.

    Such right of indemnification is a contract right that may be enforced in any manner desired by the indemnitee. In addition, we have procured officers and directors liability insurance providing for coverage in the aggregate amount of $3,000,000.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted as to our directors, officers and controlling persons, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than our payment in the successful defense of any action, suit or proceeding, is asserted, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of such issue.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........  $   512
Legal fees and expenses.....................................   25,000
Financial printing..........................................   10,000
Fees of accountants.........................................   10,000
Blue sky fees and expenses..................................    3,000
Miscellaneous...............................................    6,488
                                                              -------
                                                              $55,000
                                                              =======

None of the foregoing expenses are being paid by the selling shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada General Corporation Law, provides as follows:

    1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

    2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

    4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. The determination must be made:

    (a) By the stockholders;

    (b) By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

    (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

    (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

    (e) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

    5. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

    (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

    (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

    Article X of our Amended and Restated Bylaws provides that:

    - we must indemnify our directors and officers to the fullest extent authorized by the Nevada Revised Statutes, subject to very limited exceptions;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise required by law, our articles of incorporation, our bylaws or other agreements; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by the Nevada Revised Statutes, subject to very limited exceptions.

    The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, our Restated Articles of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise. as well as their rights under Article X.

    In addition, the Board of Directors may cause the Corporation to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes.

    The indemnification provisions above provided shall include, but not be limited to, reimbursement of all fees, including amounts paid in settlement and attorneys' fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit if such party to be indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which the person claiming indemnity has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom to be liable to the Corporation or for amounts paid in settlement to the Corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

    In accordance with the foregoing, the Company has obtained officers and directors liability insurance with an aggregate coverage of $3,000,000.

ITEM 16.  EXHIBITS.

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------          ------------------------------------------------------------
                  4.1   Restated Articles of Incorporation of the Company
                        (incorporated by reference to Exhibit 4.1 to our
                        registration statement on Form S-3, Commission File No.
                        333-32586, as filed with the Securities and Exchange
                        Commission on March 15, 2000 (the "March S-3")).

                  4.2   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company's current report on
                        Form 8-K, Commission File No. 000-23825, as filed with the
                        Securities and Exchange Commission on May 23, 2000).

                  4.3   Common Stock Warrant dated November 15, 2000.

                  4.4   Form of Common Stock Warrant (incorporated by reference to
                        Exhibit 4.3 to the March S-3).

                  5.1 Opinion of Jenkins & Carter regarding the validity of the Securities.

                 23.1   Consent of Ernst & Young LLP.

                 23.2   Consent of Albright, Persing & Associates, Limited.

                 23.3   Consent of Jenkins & Carter (included in Exhibit 5.1).

                 24.1 Powers of Attorney (included on the signature page of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 11th day of December, 2000.

                                                       HOMESEEKERS.COM, INCORPORATED

                                                       By:
                                                                      /s/ GREGORY L. COSTLEY
                                                            -----------------------------------------
                                                                 Gregory L. Costley, CHAIRMAN AND
                                                                     CHIEF EXECUTIVE OFFICER

    Each person whose signature appears below hereby constitutes and appoints Gregory L. Costley and Dennis P. Gauger, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
          /s/ GREGORY L. COSTLEY              Chairman of the Board and Chief     December 11, 2000
    ---------------------------------                Executive Officer
            Gregory L. Costley                 (Principal Executive Officer)

           /s/ DENNIS P. GAUGER                   Chief Financial Officer         December 11, 2000
    ---------------------------------         (Principal Financial Officer and
             Dennis P. Gauger                  Principal Accounting Officer)

             /s/ JOHN GIAIMO                 President, Chief Operating Officer   December 11, 2000
    ---------------------------------                   and Director
               John Giaimo

             /s/ GREG JOHNSON                     Chief Technology Officer        December 11, 2000
    ---------------------------------                   and Director
               Greg Johnson

          /s/ BRADLEY N. ROTTER                           Director                December 11, 2000
    ---------------------------------
            Bradley N. Rotter

             /s/ DAVID HOLMES                             Director                December 11, 2000
    ---------------------------------
               David Holmes

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------          ------------------------------------------------------------
         4.1            Restated Articles of Incorporation of the Company
                        (incorporated by reference to Exhibit 4.1 to our
                        registration statement on Form S-3, Commission File No.
                        333-32586, as filed with the Securities and Exchange
                        Commission on March 15, 2000 (the "March S-3")).

         4.2            Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company's current report on
                        Form 8-K, Commission File No. 000-23825, as filed with the
                        Securities and Exchange Commission on May 23, 2000).

         4.3            Common Stock Warrant dated November 15, 2000.

         4.4            Form of Common Stock Warrant (incorporated by reference to
                        Exhibit 4.3 to the March S-3).

         5.1 Opinion of Jenkins & Carter regarding the validity of the Securities.

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of Albright, Persing & Associates, Limited.

        23.3            Consent of Jenkins & Carter (included in Exhibit 5.1).

        24.1 Powers of Attorney (included on the signature page of this Registration Statement).